                                                                    Exhibit 99.1



                 LXR BIOTECHNOLOGY INC. CLOSES PRIVATE PLACEMENT

Richmond, Calif. -- December 15, 1997 -- LXR Biotechnology Inc. (AMEX:LXR) announced today that it has sold 3,428,572 shares of its common stock in a private placement at $1.75 per share resulting in gross proceeds of approximately $6 million. The net proceeds, expected to be approximately $5.5 million, are to be used for research and development and general working capital.

The securities offered in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file a registration statement to cover resales by the purchaser.

LXR Biotechnology Inc., based in Richmond, Calif., is a biopharmaceutical company engaged in the research and development of innovative therapeutics designed to treat diseases through the control of apoptosis or programmed cell death. The Company, which employs approximately 66 people, was founded in 1992, and completed its initial public offering in May 1994. Further information on LXR may be obtained from the Company's SEC filings or by contacting the Company directly.

Statements in this press release that are not historical are forward looking statements. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward looking statements, all of which are difficult to predict and many of which are beyond the control of the Company, including, but not limited to the risks and uncertainties detailed in the company's periodic reports and registration statements filed with the Securities and Exchange Commission. LXR does not undertake to revise or update any forward looking statements to reflect events or circumstances that may arise after the date hereof.